Exhibit 99

Vail Banks, Inc.

For Immediate Release June 20, 2005	Contact: Raymond E. Verlinde SEVP/CAO rverlinde@weststarbank.com 970-328-9710

VAIL BANKS, INC. ANNOUNCES APPOINTMENT OF BRADY BURT AS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Vail Banks, Inc. (Nasdaq: VAIL) announced today that Brady Burt has been promoted to Executive Vice President and Chief Financial Officer of the Company and its wholly-owned banking subsidiary, WestStar Bank. Mr. Burt joined the Company in April 2002 as the Vice President and Assistant Director of Internal Audit. He was promoted in August 2003 to Senior Vice President and Director of Internal Audit and Compliance. In February 2005, Mr. Burt transferred from heading up Internal Audit and Compliance to leading the Company’s accounting department. Mr. Burt quickly assembled a strong financial team. Mr. Burt will also serve as Chairman of the Company’s Asset Liability Management Committee.

“We are always pleased when we are able to promote from within our ranks,” said Gary Judd, Vail Banks’ President and CEO. Mr. Judd continued, “Mr. Burt has proven his accounting and leadership skills and we are confident in Mr. Burt’s ability to lead this important component of the Company.”

Prior to joining Vail Banks, Mr. Burt was a Vice President with Bank One in its internal audit department. Previous to that position, Mr. Burt was with PricewaterhouseCoopers and was a manager in its London office.

WestStar Bank is a Colorado-based bank specializing in serving individuals and small-to-medium sized businesses. WestStar Bank has twenty-three offices throughout the western portion of Colorado and Denver with assets over $650 million. WestStar Bank is a State of Colorado chartered commercial bank and is a member of the Federal Reserve Bank. Its headquarters is located in Vail, Colorado.

Vail Banks warns caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference.